Exhibit 99.10

Consent of Baker Tilly (Malaysia)

We hereby consent to the quotation and summarization of our opinion letter to the board of directors of Energem Corp. (the “Company”) in the proxy statement/prospectus contained in the Company’s registration statement on Form S-4 relating to the proposed acquisition of Graphjet Technology Sdn. Bhd. (the “Registration Statement”), as well as to the references to our firm and such opinion letter contained therein.

In giving this consent, we do not admit, and we understand that the Company not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by the Company in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

/s/ BAKER TILLY MH ADVISORY SDN. BHD.

Kuala Lumpur, Malaysia

January 23, 2023